NEVADA GOLD ANNOUNCES SECOND QUARTER RESULTS

HOUSTON, December 14, 2006 -- Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced financial results for the second quarter ended October 29, 2006.

For the second quarter of fiscal 2007, net revenues increased to $4.1 million compared to $3.3 million in the second quarter of fiscal 2006. The net loss for the second quarter of fiscal 2007 was $3.8 million compared to net income of $1.1 million in the second quarter of fiscal 2006. The net loss per diluted common share was $0.29, compared to net income per diluted common share of $0.08 in the prior year period. Financial results for the second quarter of fiscal 2007 include a $0.17 per diluted share loss due to write offs of notes receivable and project development costs related to Native American gaming projects, and $0.10 per diluted share loss, or $2.1 million before income tax, primarily due to pre-opening costs at Tioga Downs and Vernon Downs.

Robert Sturges, Chief Executive Officer of Nevada Gold & Casinos, Inc., commented, “We strongly believe we are taking the appropriate steps to improve the company’s financial and operating performance. Our cost-saving initiatives, commitment to disposing non-core assets, focus on Native American consulting services and our decision to accelerate our transition to being an operations-focused company are all key components of our effort to best position the company to pursue its most attractive growth opportunities. Finally, we are committed to enhancing our liquidity and financial resources so that we can more aggressively pursue acquisitions that fit our parameters and will help drive future growth.”

Financial Results

For the second quarter of fiscal 2007, net revenues increased to $4.1 million compared to $3.3 million in the second quarter of fiscal 2006. The revenue increase was primarily due to a $0.5 million increase in enhancement fees, a $0.2 million increase in net revenues from the Colorado Grande Casino-Cripple Creek, and approximately $0.1 million in management fees from American Racing.

Operating expenses increased to $7.2 million from $3.3 million. The increase reflects the write-off of a $3.1 million note receivable and related interest from the Muscogee Nation of Florida. The Company also wrote off the related investment of $0.4 million. Operating expenses were also impacted by higher operating costs related to Colorado Grande, as well as higher depreciation and amortization expense related to this property’s renovation completed at the end of the second quarter of fiscal 2006. Corporate expense increased by $0.2 million primarily due to a non-recurring expense of approximately $0.1 million related to issuance of stock options that immediately vested. The increase in corporate expenses was offset by a reduction of legal expenses by $0.2 million.

The Company's equity in earnings from Isle of Capri-Black Hawk (IC-BH), the Company's joint venture with Isle of Capri Casinos, was $0.5 million for the second quarter ended October 29, 2006, compared to $2.1 million a year ago. The $1.5 million decrease in earnings year over year resulted in a $0.07 decrease in diluted earnings per share. IC-BH's second quarter adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), was $10.1 million in the second quarter of fiscal 2007 compared to $12.6 million in the prior year period. A reconciliation of EBITDA to operating income is provided in the attached financial statements.

The net loss for the second quarter of fiscal 2007 was $3.8 million compared to net income of $1.1 million in the second quarter of fiscal 2006. The net loss per diluted common share was $0.29, compared to net income per diluted common share of $0.08 in the prior year period. Diluted weighted average common shares outstanding in the second quarter were 12.9 million compared to 13.6 million in the prior year period.

Earnings Conference Call and Webcast

The Company will discuss second quarter financial results via a conference call to be held at 9:00 ET on Friday, December 15, 2006. To access the webcast, please visit www.nevadagold.com and click on ‘Investor Relations’ and then ‘Events.’ The dial-in number for the call is 800-819-9193; please call approximately 10 minutes in advance to ensure that you are connected prior to the presentation. A replay of the call will be available until December 22, 2006 by dialing 888-203-1112; password 8050064.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional Indian gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging entertainment facilities in Colorado, California, and New York. The Company owns a 43% interest in the Isle of Capri-Black Hawk LLC, which owns Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company owns a 40% interest in the Tioga Downs Racetrack & Vernon Downs Racetrack in New York State and has a management contract for both facilities. The Company also works with Native American tribes in a variety of capacities. Native American projects consist of River Rock Casino in Sonoma County, California, a casino to be built in Pauma Valley, California for the La Jolla Band of Luiseño Indians and a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for Buena Vista Rancheria of Me-Wuk Indians. For more information, visit www.nevadagold.com.

Nevada Gold & Casinos, Inc.
Consolidated Balance Sheets

	October 29,	April 30,
	2006	2006
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$1,011,591	$4,296,154
Restricted cash	1,050,000	--
Accounts receivable	905,617	940,177
Accounts receivable - affiliates	537,527	499,999
Other current assets	396,569	428,532
Total current assets	3,901,304	6,164,862

Investments in unconsolidated affiliates	38,039,887	35,691,747
Investments in development projects	6,577,799	6,876,527
Notes receivable - affiliates	3,637,099	3,637,099
Notes receivable - development projects	19,836,380	22,667,272
Goodwill	5,462,918	5,462,918
Property and equipment, net of accumulated depreciation
of $931,588 and $622,876 at October 29, 2006 and
April 30, 2006, respectively	2,420,667	2,580,093
Deferred tax asset	4,657,962	1,460,722
Other assets	4,144,843	3,601,850
Total assets	$88,678,859	$88,143,090

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,099,937	$1,550,405
Accrued interest payable	433,897	41,737
Other accrued liabilities	300,802	358,159
Long-term debt, current portion	3,491,682	3,779,345
Total current liabilities	5,326,318	5,729,646

Long-term debt, net of current portion	58,580,622	56,687,315
Deferred income	16,227	406,632
Other liabilities	5,366,312	157,633
Total liabilities	69,289,479	62,981,226

Commitments and contingencies	--	--

Minority interest	269,361	278,674

Stockholders' equity:
Common stock, $0.12 par value per share; 25,000,000
shares authorized; 13,930,330 and 13,912,330 shares
issued and 12,934,130 and 12,970,330 shares outstanding
at October 29, 2006 and April 30, 2006, respectively	1,671,640	1,669,479
Additional paid-in capital	18,391,082	18,122,632
Retained earnings	9,264,396	14,873,589
Treasury stock, 996,200 and 942,000 shares at October 29,
2006 and April 30, 2006, respectively	(10,216,950)	(9,781,669)
Accumulated other comprehensive income (loss)	9,851	(841)
Total stockholders' equity	19,120,019	24,883,190
Total liabilities and stockholders' equity	$88,678,859	$88,143,090

Nevada Gold & Casinos, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	October 29,	October 23,	October 29,	October 23,
	2006	2005	2006	2005
Revenues:
Casino	$1,744,965	$1,441,912	$3,191,108	$3,276,767
Food and beverage	378,585	478,321	754,318	979,211
Other	39,940	34,565	70,398	70,190
Management fee	97,144	--	97,144	--
Credit enhancement fee	2,207,460	1,735,517	4,153,546	3,653,421
Gross revenues	4,468,094	3,690,315	8,266,514	7,979,589
Less promotional allowances	(373,780)	(389,043)	(680,541)	(932,658)
Net revenues	4,094,314	3,301,272	7,585,973	7,046,931

Expenses:
Casino	457,827	685,433	809,976	1,527,343
Food and beverage	248,378	248,946	480,971	473,721
Marketing and administrative	862,466	497,891	1,594,867	940,067
Facility	102,728	49,626	171,511	103,960
Corporate expense	1,512,288	1,308,066	3,287,926	2,611,030
Legal expense	147,346	340,562	953,216	474,924
Depreciation and amortization	274,350	126,732	536,502	215,827
Write-off of notes receivable related to
Native American gaming projects	3,171,958	--	3,171,958	--
Write-off of project development cost	373,100	--	373,100	--
Other	29,812	27,091	52,409	46,746
Total operating expenses	7,180,253	3,284,347	11,432,436	6,393,618
Operating income (loss)	(3,085,939)	16,925	(3,846,463)	653,313
Non-operating income (expenses):
Earnings (loss) from unconsolidated affiliates	(1,585,305)	2,512,602	(2,400,861)	5,258,764
Interest expense, net	(910,146)	(445,510)	(1,772,253)	(787,654)
Gain on sale of marketable securities	36,797	--	36,797	--
Minority interest	(438,754)	(327,564)	(826,738)	(617,976)
Income (loss) before income
tax (expense) benefit	(5,983,347)	1,756,453	(8,809,518)	4,506,447
Income tax (expense) benefit	2,209,216	(635,237)	3,200,325	(1,634,360)
Net income (loss)	$(3,774,131)	$1,121,216	$(5,609,193)	$2,872,087

Per share information:
Net income (loss) per common share - basic	$(0.29)	$0.09	$(0.43)	$0.22
Net income (loss) per common share -
diluted	$(0.29)	$0.08	$(0.43)	$0.21

Basic weighted average number of shares
outstanding	12,934,998	12,811,516	12,936,792	12,915,192
Diluted weighted average number of shares
outstanding	12,934,998	13,580,681	12,936,792	13,785,696

Isle of Capri Black Hawk, L.L.C.
Comparative Financial Highlights on Continuing
(In thousands)

	Three Months Ended		Six Months Ended
	October 29, 2006	October 23, 2005	October 29, 2006	October 23, 2005

Net Revenue (1)	$39,503	$39,632	$79,117	$78,989
Adjusted EBITDA (2)	10,087	12,613	21,240	24,905
Adjusted EBITDA Margin % (3)	25.5%	31.8%	26.8%	31.5%

Isle of Capri Black Hawk, L.L.C.
Reconciliation of Adjusted EBITDA to Net Income
(In thousands)

	Three Months Ended		Six Months Ended
	October 29, 2006	October 23, 2005	October 29, 2006	October 23, 2005

Adjusted EBITDA	$10,087	$12,613	$21,240	$24,905
Depreciation and amortization	4,025	3,262	7,945	6,318
Interest expense, net	3,772	3,183	7,443	5,923
Management fee	1,789	1,842	3,534	3,681
Other Income	-	426	-	1,016
Income tax benefit	772	73	1,444	197
Net income	$1,273	$4,825	$3,762	$10,196

Net income margin % (4)	3.2%	12.2%	4.8%	12.9%

(1) Net revenues are presented net of complimentaries, slot points expense and cash coupon redemptions.

(2) EBITDA is "earnings before interest, income taxes, depreciation and amortization." Adjusted EBITDA for each property was calculated by adding preopening expense, management fees and non-cash items to EBITDA. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. Management uses property level Adjusted EBITDA as the primary measure of the properties' performance. Adjusted EBITDA should not be construed as an alternative to net income, as an indicator of the Company's operating performance; or as an alternative to any other measure determined in accordance with accounting principles generally accepted in the United States. The properties have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayment, which are not reflected in Adjusted EBITDA. Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by net revenue. Reconciliations of net income (loss) to Adjusted EBITDA are included in the financial schedules accompanying this release.

(3) Adjusted EBITDA margin was calculated by dividing adjusted EBITDA by net revenue.

(4) Net income margin was calculated by dividing net income by net revenue.

CONTACT:	Nevada Gold & Casinos, Inc.
Robert B. Sturges
(713) 621-2245

Integrated Corporate Relations
Don Duffy
(203) 682-8200